EXHIBIT 16.1

Kalantry LLP Certified Public Accountants	KLLP
70-26 Groton Street Forest Hills, NY 11375

November 6, 2013

U.S. Securities and Exchange Commission
100 F Street N.E.
Washington, D.C. 20549-7561

Re:	Native American Energy Group, Inc.

Ladies and Gentlemen:

We have read Item 4.01 of Form 8-K dated November 8, 2013, of Native American Energy Group, Inc., and are in agreement with the statements contained in the third, fourth, fifth and sixth paragraph, of such Item 4.01. We have no basis to agree or disagree with other statements of the registrant contained therein.

Very truly yours,

Kalantry LLP
Forest Hills, New York

www.KalantryLLP.com
Tel (718) 544 2772 | Fax (267) 295 8501